EXHIBIT 99.1

Media Contacts:
Wendi Kopsick/Kimberly Kriger
Kekst and Company
212-521-4800
                                                          FOR IMMEDIATE RELEASE
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            FOOTSTAR COMPLETES SALE OF MIRA LOMA DISTRIBUTION CENTER
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                       TO THRIFTY OIL CO. FOR $28 MILLION
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            --ENTERS INTO EIGHT-YEAR AGREEMENT WITH FMI INTERNATIONAL
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                        FOR OUTSOURCING OF DISTRIBUTION--
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WEST NYACK, NEW YORK, JULY 22, 2004 - Footstar, Inc. today announced that it has completed the sale of its distribution center in Mira Loma, California and the outsourcing of certain warehousing and distribution operations to support the ongoing needs of its Meldisco business. The net proceeds to Footstar in connection with the sale were $27,950,000.

On July 9, 2004, the Company had announced an agreement, subject to Bankruptcy Court approval, to sell the Mira Loma facility to Alere Property Group LLC for approximately $20 million. Alere had planned to lease the land and buildings to FMI International LLC ("FMI"), a leading third-party provider of logistics services to the fashion, footwear and retail industries, which would purchase the materials handling equipment in the Mira Loma facility and provide warehousing and distribution services to the Company's Meldisco division under an eight-year agreement. Following an auction held on Monday, July, 19, 2004, the Court on Tuesday approved the sale of the Mira Loma facility to Thrifty Oil Co., a real estate firm, which emerged as the highest bidder and which will lease the land and buildings to FMI, under the same terms as proposed by Alere. The agreement with FMI was approved by the Court as previously announced and has been consummated as well.

Dale W. Hilpert, Chairman, President and Chief Executive Officer, said, "We are pleased to have completed this transaction and at a significantly higher value than previously announced. We look forward to our partnership with FMI, which has extended employment offers to all associates at the Mira Loma facility, and expect to benefit from the firm's expertise as a leading logistics provider, as we continue to position Footstar for a successful emergence from Chapter 11."

FOOTSTAR BACKGROUND
Footstar, Inc. is a leading footwear retailer. As of July 3, 2004, the Company operated 2,441 Meldisco licensed footwear departments nationwide. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart, Wal-Mart and Shoe Zone stores.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "expect," "plan," and other words and terms of similar meaning. Factors that could affect the Company's forward-looking statements include, among other things: changes arising from our Chapter 11 filing; our ability to continue as a going concern; our ability to operate pursuant to the terms of the DIP financing facility; our ability to obtain Bankruptcy Court approval and any other required approvals with respect to motions in the Chapter 11 proceeding prosecuted by us from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining Bankruptcy Court approval to terminate or shorten the exclusivity period that we have to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the Chapter 11 cases to Chapter 7 cases; our ability to obtain and maintain normal terms with services providers and vendors, and our ability to maintain contracts that are critical to our operations; adverse developments relating to the restatement; the audit of the restatement adjustments for fiscal years 1997 through 2001; the audit of 2002 and the review of the first three quarters of fiscal year 2003 by KPMG; negative reactions from the Company's stockholders, creditors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement; the impact and result of any litigation (including private litigation; any action by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or the financial statement restatement process; additional delays in completing the restatement or the amendment of previously filed reports or the filing of reports at the Securities and Exchange Commission; the Company's ability to manage its operations during and after the financial statement restatement process; the results of the Company's exploration of strategic alternatives; the Company's ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, including the Company's ability to reduce overhead and rationalize assets, both generally and with respect to changes being implemented to address the results of the investigation and the restatement; adverse results on the Company's business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company's stock price; and intense competition in the markets in which the Company competes. Additionally, due to material uncertainties, it is not possible to predict the length of time we will operate under Chapter 11 protection, the outcome of the proceeding in general, whether we will continue to operate under our current organizational structure, or the effect of the proceeding on our businesses and the interests of various creditors and security holders.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company has no control or influence, and should not be viewed as providing any assurance regarding the Company's future performance. Actual results and performance may differ from the Company's current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company's business, financial condition, results of operations, liquidity or prospects. Additionally, the Company is not obligated to make public indication of changes in its forward-looking statements unless required under applicable disclosure rules and regulations.

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